                                                               Exhibit 11.1

                             WIRELESS TELECOM GROUP, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                               For the Three Months    For the Six Months
                                  Ended June 30,         Ended June 30,
                                1997         1996         1997       1996
NET INCOME                 $ 2,142,964   $1,530,468   $ 4,382,244  $ 3,347,415
                             ---------    ---------     ---------    ---------
PRIMARY
 Weighted average shares    17,435,186   17,329,144    17,422,635   17,310,290
 Assumed conversions:
 Stock options and warrants    380,954      525,850       397,503      386,161
   Total weighted average   ----------   ----------    ----------   ----------
     shares outstanding     17,816,140   17,854,994    17,820,138   17,696,451

 Per share amounts                $.12         $.09          $.25         $.19
                                  ====         ====          ====         ====

FULLY DILUTED
Weighted average shares     17,435,186  17,329,144     17,422,635   17,310,290
Assumed conversions:
Stock options and warrants     403,463     529,601        421,021      485,622
  Total weighted average    ----------  ----------     ----------   ----------
    shares outstanding      17,838,649  17,858,745     17,843,656   17,795,912

 Per share amounts                $.12        $.09           $.25        $ .19
                                  ====        ====           ====        =====

                                           -13-